Strata Web Systems Ltd. / International Petrodata Limited

Business Relationship Agreement

1) OVERVIEW

Strata Web Systems Ltd. (Strata Web) is a company actively involved in developing an Internet World Wide Web site that will allow it's clients to access and retrieve data products on a per item basis from local data warehouses. Essentially, a client will access the IPL logon page at the Strata Web WWW site and be prompted to select a preferred user interface (map or text based). The user will then query the Strata Web server e.g. NW - SE geographic blocking and a well list complete with header information will be returned. A 'selection" of wells of interest will be made from this list and one or more output objects e.g. well ticket, production report etc. may be requested. At this point the client will be advised of month to date and session charges and will have to approve the current transaction before it-is processed and delivered. Upon approval the raw data will be retrieved from the data warehouse, returned to the Strata Web site where it will be formatted into the appropriate output object and made available to the user by printing a report or downloading a file.

2) PRODUCTS

Strata Web will provide hard copy and digital value added data products to clients by means of an interactive World Wide Web site. Products will be provided on a one off basis and will include but not be limited to the following items:

a) Production / injection reports

b) Well ticket reports

c) AOFP reports (gas analysis and pressure data)

The above mentioned items will be available in a tabular report format or in a digital format that can be imported into third party analysis software such as GEOGRAPHIX or Merak's FORECAST.

3) IPL PARTNERSHIP

Strata Web will work synergistically with International Petrodata Limited (IPL) in the following manner:

a) IPL will be responsible for maintaining and updating the required databases as well as permitting Strata Web access to the databases via a high speed connection. IPL will also provide technical, assistance to the Strata Web programming team as required.

b) Strata Web will provide the necessary user interface hardware and software (query capability and output objects), accounting requirements (user transaction and IPL reconciliation), marketing and sales efforts, and front line support to answer client questions. The required hardware and software will reside in Strata Web's office in downtown Calgary.

c) Strata Web and IPL will jointly determine the product offering and associated pricing.

d) Revenues generated will be split with 50% going to IPL and 50% going to Strata Web.

e) Strata Web will grant IPL the "default" data warehouse position for general well, production, core analysis, gas analysis, gas pressure, and fluid (oil & water) analysis data. This means that for any user that does not have a specific preference when it comes to the source of the data being requested Strata Web will use IPL to fill that request.

4) DATA PRICING AND PAYMENTS

a) IPL and Strata Web will jointly define the product offering and associated pricing schedule. Revenues generated as a result of output objects being sold using IPL's data will be split evenly between IPL and Strata Web. Strata Web will compile reconciliation reports listing customer names and invoice numbers, gross invoice values, and amount owing to IPL per invoice. The initial report period will be three months from the effective date of this agreement and monthly thereafter. Strata Web will forward IPL's share of revenue 30 days after Strata Web receives payment from the client. The reconciliation reports may be audited by an independent third party at the request of IPL.

b) IPL and Strata Web will equally share the risk with respect to delinquent accounts.

c) IPL acknowledges that the information contained in the reconciliation reports is sensitive and confidential and agrees to employ all reasonable measures to safeguard it from unauthorized use or disclosure, and in any event, IPL shall provide the same degree of care towards the information as IPL exercises towards it's own proprietary confidential information.

5) INTELLECTUAL PROPERTY

Strata Web will require its clients to enter into a License Agreement containing the following clauses with respect to data obtained from IPL.

a) Protection of Data

The Customer shall take all reasonable measures to safeguard the Data from unauthorized use or disclosure, and in any event, the Customer shall provide the same degree of care towards the Data as the Customer exercises towards its own proprietary, confidential information.

The Customer shall not disclose, provide, or otherwise make available the Data in any form to any person, firm, corporation or other entity except to individuals who are on the Customer's premises for purposes specifically related to the Customer's authorized use of the Data. Further, the Customer shall inform all its employees and agents that the data is subject to restrictions on use imposed by this Agreement.

b) Intellectual Property Rights

The Customer acknowledges that the Data contains information of a confidential and proprietary nature, and that disclosure of such will be detrimental to the best interests of IPL. Further, the Customer acknowledges that IPL holds copyrights in the Data. The Customer agrees that it shall not make use of the Data other than as contemplated by this Agreement.

c) Indemnity For Use

The Customer hereby agrees to save and hold harmless IPL from any loss, damage, or claim resulting from the Customer's use and / or disclosure of IPL's Data in violation of this Agreement or as a result of breach of this Agreement.

d) Survival

The Protection of Data, Intellectual Property Rights, and Indemnity For Use, clauses shall survive the termination of this Agreement.

6) TERM

The effective date of this Agreement will be September 20, 1996 and shall remain in effect for a period of five (5) years, and renewed thereafter as mentioned below, or until terminated in accordance with section 7 of this Agreement. After the initial five year term this Agreement will automatically renew for subsequent one year terms unless notice to terminate is made by either party in writing at least one year prior to the termination date.

7) TERMINATION

a) IPL may terminate this Agreement for non-payment of money owed to IPL in accordance with Section 4 of this Agreement. Before IPL may initiate termination IPL must notify Strata Web in writing of any contravention of Section 4 and then allow Strata Web thirty (30) days to remedy the situation. If, after the 30 days, Strata Web has not resolved the contravention then IPL may initiate termination.

b) If IPL initiates the termination of this Agreement, termination must be served in writing with thirty days (30) notice

8) MISCELLANEOUS

a) This Agreement shall only be amended in writing and signed by both parties.

b) This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable herein and shal 1 be treated in all respects as an Alberta contract.

/s/ Loyd A. Firman

Loyd A. Firman

Vice President

International Petrodata Limited

September 19, 1996

Date

/s/ Colby Ruff

Colby B. Ruff

Strata Web Systems Ltd.

September 19, 1996

Date

Strata Web Systems Ltd. / International Petrodata Limited

Business Relationship Agreement Addendum #1

1) OVERVIEW

This is an Addendum to the existing Business Relationship Agreement between Strata Web Systems Ltd. (Strata Web) and International Petrodata Limited (IPL) signed and dated September 19, 1996. The Addendum defines pipeline & facility data products that will be offered through Strata Web and associated revenue allocation. The products are the result of the joint efforts of Strata Web, IPL, and Geomatics Data Management Inc. (GDM). Unless specifically stated otherwise, all terms and conditions of the Agreement dated September 19, 1996 will apply to this Addendum.

2) PRODUCTS

Products include the Strata Web map interfaces that display DGM pipeline & facility data as well as the related data reports accessible from the map interfaces. Pipeline and facility data provided to Strata Web by IPL and GDM will be viewable on the following map interface products:

a) Strata Web Pipeline Map

b) Strata Web Feature Map

c) Other public and proprietary maps as requested by industry

Pipeline and facility data products offered through Strata Web utilizing the pipeline and facility data obtained from IPL and GDM will include:

a) PL-100 report (pipeline substance)

b) Facility report

c) Other public and proprietary maps as requested by industry

3) GDM / IPL / STRATA WEB DELIVERABLES

a) GDM

i) GDM will provide monthly data updates to IPL. The data sets will consist of high & low pressure pipelines, facilities, Nova high pressure transmission lines etc. for all Western provinces where available.

ii) GDM will provide data support to Strata Web and Strata Web clients with respect to answering questions specific to the data GDM provides to IPL.

b) IPL

i) IPL will host the GDM pipeline and facility data on the IPL data hub. IPL will be responsible for maintaining, and updating the database and will permit Strata Web and Strata Web clients access to the database via the high speed communications link in place between the IPL server and the Strata Web server.

ii) IPL will provide database support as required to the Strata Web technical team to facilitate the development and maintenance of the data products.

c) STRATA WEB

i) On a monthly basis Strata Web will upload the pipeline and facility polyline and header data from the IPL server. Strata Web will store this data locally on it's server and visually represent the data in the map interface products.

ii) Strata Web will provide the user interface hardware & software (servers, maps, query capabilities and report templates), invoicing & revenue collection, accounting requirements (IPL & GDM revenue allocation & reconciliation reports), marketing & sales efforts, and front line support in the delivery of the pipeline and facility data products. Front line support means answering direct client questions with respect to the operation of the Strata Web software and data specific questions. Data specific questions may be referred to GDM for further clarification.

4) PRODUCT PRICING & REVENUE ALLOCATION

Strata Web map interface products are produced by combining data sets from various sources. When a map is sold by Strata Web the suppliers of the data used to produce the map are allocated revenue from that sale. Remuneration to the data suppliers is on a per data type basis for each respective map seat sold.

The Strata Web map interface products and the data reports accessible through the map products are priced independently of one another and may be purchased by clients independently of one another. As a result, the map and data products listed in Section 2 of this Agreement may be obtained through a combination of purchase options including transactional, annual term, and fixed fee pricing depending on client preference. The purchase option selected by clients will have an impact on the revenue allocations to Strata Web, IPL, and GDM. The following discussion highlights the purchase options and revenue allocations.

a) Map purchased transactionally, reports purchased transactionally

There is $30.00 / month per map seat allocated to GDM and IPL with 60% ($18.00) payable to GDM and 40% ($12.00) payable to IPL. Revenue generated through the sale of PL-100 & Facility reports will be allocated as follows: Strata Web - 50%, GDM - 30% and IPL - 20%. Strata Web reserves the right to apply multiple seat discounts to the map interface products and the discounts will applied proportionately to all map layer data revenue.

b) Map purchased on annual term, reports purchased transactionally

There is $30.00 / month per map seat allocated to GDM and IPL with 60% ($18.00) payable to GDM and 40% ($12.00) payable to IPL. Revenue generated through the sale of PL-100 & Facility reports will be allocated as follows: Strata Web - 50%, GDM - 30% and IPL - 20%. Strata Web reserves the right to apply multiple seat discounts to the map interface products and the discounts will applied proportionately to all map layer data revenue.

c) Map & reports purchased on a fixed fee for unlimited usage basis (annual term)

The client pays a fixed software usage fee to Strata Web for access to an applicable map interface product and the pipeline & facilities report templates. The client also pays a fixed fee for data usage (as detailed on the GDM Canex Pipeline and Facilities Data Price Schedule) to IPL for access to the pipeline and facility data. Strata Web is not allocated a share of the data revenue, and, conversely IPL and GDM are not allocated a share of the software revenue. Specifically, the $30.00 per map data layer revenue and the revenue allocation for sales of PL-100 and Facility reports does not exist in this scenario. Strata Web will collect and forward the data revenue to IPL or IPL may invoice the client directly, based on the preference of IPL.

All revenues forwarded to IPL and GDM by Strata Web will be GST inclusive.

5) TIMING

The Effective Date of this Addendum will be November 1, 1997.

Loyd A. Firman

Vice President

International Petrodata Limited

Colby B. Ruff

Vice President, Sales

Strata Web Systems Ltd.

Strata Web Systems Ltd. / International Petrodata Limited

Business Relationship Agreement Addendum #2

1) OVERVIEW

This is an Addendum to the existing Business Relationship Agreement between Strata Web Systems Ltd. (Strata Web) and International Petrodata Limited (IPL) signed and dated September 19 1996. The Addendum addresses the issue of revenue allocation to IPL as a result of map interface product sales by Strata Web. Unless specifically stated otherwise, all terms and conditions of the Agreement dated September 19, 1996 will apply to this Addendum.

2) PRODUCTS

Strata Web map interface products are produced by combining data sets from various sources. When a map is sold by Strata Web the suppliers of the data used to produce the map are allocated revenue from that sale. Remuneration to the data suppliers is on a per data type basis for each respective map seat sold. The data layer of interest for the purposes of this Addendum is well spots with appropriate status symbols. The map interface products that display well spots with status symbols include:

a) Strata Web Activity Map

b) Strata Web Pipeline Map

c) Strata Web Land Map

d) Strata Web Feature Map

e) Other public and proprietary maps as requested by industry

3) IPL / STRATA WEB DELIVERABLES

a) IPL

i) IPL will host the well spot location and status information for Western Canada on the IPL data hub. IPL will be responsible for maintaining, and updating the database and will permit Strata Web access to the database via the high speed communications link in place between the IPL server and the Strata Web server.

ii) IPL will provide database support as required to the Strata Web technical team to facilitate the development and maintenance of the data products.

b) STRATA WEB

i) On a industry required frequency basis Strata Web will upload the well spot location and status data from the IPL server. Strata Web will store this data locally on it's server and visually represent the data in the map interface products.

ii) Strata Web will provide the user interface hardware & software (servers & maps,), invoicing & revenue collection, accounting requirements (IPL revenue allocation), marketing & sales efforts, and front line support in the delivery of the map interface data products. Front line support means answering direct client questions with respect to the operation of the Strata Web software and data specific questions. Data specific questions may be referred to IPL for further clarification.

4) PRODUCT PRICING AND PAYMENTS

Generally speaking, the Strata Web map interface products listed in Section 2 may be obtained through a variety of purchase options including transactional, annual term, and fixed fee pricing depending on client preference. The purchase option selected by clients will have an impact on the revenue allocation to IPL. The following discussion highlights the purchase options and revenue allocation.

a) Map purchased transactionally

There is $10.00 / month per map seat for well spot data allocated to IPL. Strata Web reserves the right to apply multiple seat discounts to the map interface products and the discounts will applied proportionately to all map layer data revenue.

b) Map purchased on annual term

There is $10.00 / month per map seat for well spot data allocated to IPL. Strata Web reserves the right to apply multiple seat discounts to the map interface products and the discounts will applied proportionately to all map layer data revenue.

c) Map & reports purchased on a fixed fee for unlimited usage basis (annual term)

The client pays a fixed software usage fee to Strata Web for access to the map interface product of choice and required report templates. The client also pays a fixed fee for data usage to IPL (general well, production, etc.). Strata Web is not allocated a share of the data revenue, and, conversely IPL is not allocated a share of the software revenue. Specifically, the $10.00 per map seat for well spot data does not exist in this scenario.

5) TIMING

Well spot revenue allocation to IPL will be applied to the map interface products sold by Strata Web starting July 1, 1997.

Loyd A. Firman

Vice President

International Petrodata Limited

Colby B. Ruff

Vice President, Sales

Strata Web Systems Ltd.